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                                                                    EXHIBIT 2.21


                                MERGER AGREEMENT

                  THIS MERGER AGREEMENT ("Agreement") is made as of April 21, 1998, by and among OFFICE CENTRE CORPORATION, a Delaware corporation ("Buyer"), OFFICE CENTRE FORT WORTH, INC., a Texas corporation to be formed as a wholly-owned subsidiary of Buyer ("Acquisition"), BCB OFFICE PRODUCTS COMPANY, a Texas corporation ("Office") and BCB SPECIALTIES, INC., a Texas corporation ("Specialties") (each a "Company" and collectively the "Acquired Companies"), BERNARD MANDEL, an individual resident in Texas (the "Seller" or "Shareholder") and CYNTHIA MANDEL, an individual residing in Texas.

                                    RECITALS

                  WHEREAS, Buyer, Acquisition, the Acquired Companies and the Seller wish to set forth the terms and conditions upon which a merger of the Acquired Companies with and into Acquisition will occur and provide for the representations, warranties, agreements, and conditions applicable to the transactions contemplated by this Agreement;

                  WHEREAS, the Board of Directors of each of Buyer, Acquisition and the Acquired Companies deems the merger advisable and in the best interests of each of Buyer, Acquisition and the Company and of their respective shareholders.

                  WHEREAS, the shareholders of Acquisition and the Company have approved this Agreement.

                                    AGREEMENT

                  The parties, intending to be legally bound, agree as follows:

                  1.       DEFINITIONS

                           For purposes of this Agreement, the following
terms have the meanings specified or referred to in this Section
1:

                           "ACQUIRED COMPANIES"--as defined in the Recitals
of this Agreement.

                           "APPLICABLE CONTRACT"--any Contract (a) under
which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or
(c) by which any Acquired Company or




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any of the assets owned, leased or used by it is or may become bound.

                           "BALANCE SHEET"--as defined in Section 3.4.

                           "BEST EFFORTS"--the efforts that a prudent Person
desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

                           "BREACH"--a "Breach" of a representation, warranty,
covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

                           "BUYER"--as defined in the first paragraph of this
Agreement.

                           "CLOSING"--as defined in Section 2.6.

                           "CLOSING DATE"--the date and time as of which the
Closing actually takes place.

                           "COMPANY"--as defined in the Recitals of this
Agreement.

                           "CONSENT"--any approval, consent, ratification,
waiver, or other authorization (including any Governmental
Authorization).

                           "CONTEMPLATED TRANSACTIONS"--all of the transactions
contemplated by this Agreement, including:

                           (a) the merger of the Acquired Companies with and
into Acquisition;

                           (b) the execution, delivery, and performance of the
Employment Agreement; and

                           (c) the performance by Buyer, Acquisition, the
Acquired Companies and Seller of their respective covenants and obligations under this Agreement;

                           "CONTRACT"--any agreement, contract, obligation,
promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.


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                           "DAMAGES"--as defined in Section 10.2.

                           "DISCLOSURE LETTER"--the disclosure letter delivered
by Seller and Acquired Companies to Buyer concurrently with the execution and delivery of this Agreement.

                           "EBITDA"--earnings before interest, taxes,
depreciation and amortization, as adjusted as set forth on Schedule 2.7.

                           "EMPLOYMENT AGREEMENT"--as defined in Section 7.2.

                           "ENCUMBRANCE"--any charge, claim, lien, option,
pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

                           "ENVIRONMENT"--soil, land surface or subsurface
strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

                           "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES"--
any cost, damages, expense, liability, or obligation, arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                           (a) any environmental, health, or safety matters or
conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                           (b) fines, penalties, judgments, awards, settlements,
legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                           (c) financial responsibility under Environmental Law
or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or




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                           (d) any other compliance, corrective, investigative,
or remedial measures required under Environmental Law or Occupational Safety and Health Law.

                           The terms "removal," "remedial," and "response
action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA").

                           "ENVIRONMENTAL LAW"--any Legal Requirement that
requires or relates to:

                           (a) advising or notifying of appropriate authorities
and employees of releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                           (b) preventing or reducing to acceptable levels the
release of pollutants or hazardous substances or materials into the Environment;

                           (c) reducing the quantities, preventing the release,
or minimizing the hazardous characteristics of wastes that are generated;

                           (d) reducing to acceptable levels the risks inherent
in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                           (e) cleaning up pollutants that have been released,
preventing the threat of release, or paying the costs of such clean up or prevention;

                           (f) pollution, contamination, protection of the
Environment, human health or safety.

                           "ERISA"--the Employee Retirement Income Security Act
of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                           "FACILITIES"--any real property, leaseholds, or other
interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

                           "GOVERNMENTAL AUTHORIZATION"--any approval,
consent, license, permit, waiver, or other authorization issued,



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granted, given, or otherwise made available by or under the authority of any
Governmental Body or pursuant to any Legal Requirement.

                           "GOVERNMENTAL BODY"--any:

                           (a) nation, state, county, city, town, village,
district, or other jurisdiction of any nature;

                           (b) federal, state, local, municipal, foreign, or
other government;

                           (c) governmental or quasi-governmental authority of
any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                           (d) body exercising, or entitled to exercise, any
administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

                           "HAZARDOUS ACTIVITY"--the distribution, generation,
handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment and any other act or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

                           "HAZARDOUS MATERIALS"--any waste or other substance
that is listed, defined, designated, classified or regulated as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

                           "IRC"--the Internal Revenue Code of 1986 or any
successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

                           "IRS"--the United States Internal Revenue Service
or any successor agency, and, to the extent relevant, the United
States Department of the Treasury.

                           "KNOWLEDGE"--an individual will be deemed to have
"Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual could be expected to discover or otherwise



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become aware of such fact or other matter in the ordinary course of business.

                           A Person (other than an individual) will be deemed
to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director or officer of such Person has, or at any time had, Knowledge of such fact or other matter.

                           "LEGAL REQUIREMENT"--any federal, state, local,
municipal, or other administrative order, constitution, law, ordinance, principle of common law, regulation, or statute.

                           "OCCUPATIONAL SAFETY AND HEALTH LAW"--any Legal
Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program designed to provide safe and healthful working conditions.

                           "ORDER"--any award, decision, injunction,
judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

                           "ORDINARY COURSE OF BUSINESS"--an action taken by
a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                           (a) such action is consistent with the past practices
of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                           (b) such action is not required to be authorized by
the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

                           (c) such action is similar in nature and magnitude to
actions customarily taken, without any authorization by the Board of Directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of businesses as such Person.

                           "ORGANIZATIONAL DOCUMENTS"--(a) the articles or
certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

                           "PERSON"--any individual, corporation (including
any non-profit corporation), general or limited partnership,


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limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                           "PROCEEDING"--any action, arbitration, audit,
hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

                           "RELATED PERSON"--with respect to a particular
individual:

                           (a) each other member of such individual's Family;

                           (b) any Person that is directly or indirectly
controlled by such individual or one or more members of such individual's
Family;

                           (c) any Person in which such individual or members of
such individual's Family hold (individually or in the aggregate) a Material Interest; and

                           (d) any Person with respect to which such individual
or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

                           With respect to a specified Person other than an
individual:

                           (a) any Person that directly or indirectly controls,
is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                           (b) any Person that holds a Material Interest in such
specified Person;

                           (c) each Person that serves as a director, officer,
general partner, executor, or trustee of such specified Person (or in a similar capacity);

                           (d) any Person in which such specified Person holds a
Material Interest;

                           (e) For purposes of this definition, (a) the "Family"
of an individual includes (i) the individual, (ii) the individual's spouse,
(iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with


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such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

                           "RELEASE"--any spilling, leaking, emitting,
discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

                           "REPRESENTATIVE"--with respect to a particular
Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

                           "SECURITIES ACT"--the Securities Act of 1933 or any
successor law, and regulations and rules issued pursuant to that Act or any successor law.

                           "SELLER"--as defined in the first paragraph of this
Agreement.

                           "SUBSIDIARY"--with respect to any Person (the
"Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

                           "SURVIVING CORPORATION"--the corporation that
survives the merger of Acquisition into the Acquired Company.

                           "TAX"--any tax (including any income tax, capital
gains tax, value added tax, sales tax, property tax, gift tax, or estate levy), levy, assessment, tariff, duty, deficiency, or other fee in any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.


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                           "TAX RETURN"--any return (including any information
return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

                           "THREAT OF RELEASE"--a substantial likelihood of a
Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

                           "THREATENED"--a claim, Proceeding, dispute, action,
or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

                  2.       THE MERGER

                           2.1 THE MERGER

                           Upon the terms and subject to the conditions of
this Agreement, at the Effective Time, each Acquired Company shall be merged with and into Acquisition (the "Merger"). The separate existence and corporate organization of each Acquired Company shall thereupon cease and the Acquired Companies and Acquisition shall thereupon be a single corporation. Acquisition shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its existence under the provisions of the Texas Business Corporation Law.

                           2.2 EFFECTIVE DATE OF THE MERGER

                           On the Closing Date, a certificate of merger (the
"Articles of Merger") shall be executed by each Acquired Company and Acquisition and shall be filed with the Secretary of State of the State of Texas. The Merger shall become effective at such time as the Articles of Merger are filed with the Secretary of State of the State of Texas, such time being hereinafter called the "Effective Time."

                           2.3 ARTICLES OF INCORPORATION

                           The Articles of Incorporation of Acquisition as in
effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until amended as provided by


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law. Buyer shall deliver to Seller a copy of such Articles prior to Closing.

                           2.4 BY-LAWS

                     The By-Laws of Acquisition as in effect
immediately prior to the Effective Time shall be and remain the By-Laws of the Surviving Corporation from and after the Effective Time until amended as provided by law. Buyer shall deliver to Seller a copy of such Bylaws prior to Closing.

                           2.5 DIRECTORS AND OFFICERS

                           Acquisition and Buyer shall, at Closing, cause
Robert J. Gillon, Jr., and Buyer appointments to be appointed directors of the Surviving Corporation. Bernard Mandel shall serve as an account executive and Robert J. Gillon, Jr., and such other officers as Buyer shall direct shall serve as the officers of the Surviving Corporation until their successors have been elected or appointed and shall have qualified in accordance with applicable law.

                           2.6 CLOSING

                           The closing of such Merger (the "Closing") shall
be effective (i) on the date the condition set forth in Sections 7 and 8 have been satisfied and otherwise waived, or (ii) at such other date as the parties hereto shall agree in writing (the "Closing Date"), and shall be held at the offices of Buyer's counsel at 200 East Las Olas Boulevard, Fort Lauderdale, Florida 33301 at 10:00 a.m. (local time).

                           2.7 CONVERSION OF COMPANY COMMON STOCK

                           (a) At the Effective Time, by virtue of the Merger
and without any action on the part of any holder of capital stock of Buyer, Acquisition, the Acquired Companies or Seller: (i) the shares of Common Stock of Acquisition purchased, issued and outstanding immediately prior to the Effective Time shall be converted as a result of the Merger and without any action on the part of the holder thereof, into 1 share of capital stock of the Surviving Corporation and (ii) the shares of the Acquired Companies held by Seller shall be converted into and shall become, without further action on the part of the Seller, the right to receive six (6) times the Acquired Companies' EBITDA for the year-ended December 31, 1997. The EBITDA shall be adjusted as set forth on
Schedule 2.7 resulting in an adjusted EBITDA of Fifty-Five Thousand Five Hundred Dollars ($55,500). There shall be deducted from the consideration to be received any payables of the Acquired Companies which are due past thirty (30) days at Closing and adding back any increase in working capital of the Acquired Companies from the working capital at December 31, 1997 as determined by Buyer. There shall also be deducted any long-term indebtedness due at Closing. The Acquired


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Companies' working capital at December 31, 1997 was ($110,776). The consideration shall be paid in cash.

                  3.       REPRESENTATIONS AND WARRANTIES OF SELLER

                           Seller and Acquired Companies hereby jointly and
severally represent and warrant to Buyer and Acquisition as follows:

                           3.1 ORGANIZATION AND GOOD STANDING

                           (a) Each Acquired Company is a corporation duly
organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

                           (b) Seller has delivered to Buyer copies of the
Organizational Documents of each Acquired Company, as currently in effect.

                           3.2 AUTHORITY; NO CONFLICT

                           (a) This Agreement constitutes the legal, valid, and
binding obligation of Seller and the Acquired Companies, enforceable against Seller and the Acquired Companies in accordance with its terms subject to bankruptcy, insolvency or other laws affecting the rights of creditors generally. Upon the execution and delivery by Seller of the Employment Agreement, the Employment Agreement will constitute the legal, valid, and binding obligations of Seller enforceable against Seller in accordance with its respective terms. Seller and the Acquired Companies have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform their obligations under this Agreement. The Seller and the Acquired Companies have approved this Agreement under applicable state corporate law provisions, and such approval is binding.

                           (b) Neither the execution and delivery of this
Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                                    (i) contravene, conflict with, or result in
a violation of (A) any provision of the Organizational Documents of the Acquired Companies, or (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;


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                                    (ii) contravene, conflict with, or result in
a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Legal Requirement or any Order to which the Acquired Companies or Seller, or any of the assets owned or used by the Acquired Companies, may be subject;

                                    (iii) contravene, conflict with, or result
in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

                                    (iv) cause Buyer or any Acquired Company to
become subject to, or to become liable for the payment of any tax;

                                    (v) contravene, conflict with, or result in
a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract; or

                                    (vi) result in the imposition or creation of
any Encumbrance upon or with respect to any of the material assets owned or used by any Acquired Company.

                                    Except as set forth in Part 3.2 of the
Disclosure Letter, neither Seller or an Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                           3.3 CAPITALIZATION

                           The authorized equity securities of Office consist
of 1,000 shares of common stock, $1.00 par value, of which 1,000 shares are issued and outstanding and constitute all the shares of Office. The authorized equity securities of Specialties consist of 1,000 shares of common stock, $1.00 par value of which 100 shares are issued and outstanding and constitute all the shares of Specialties. Bernard Mandel is, and will be on the Closing Date, the record and beneficial owner and holder of the shares of the Acquired Companies free and clear of all Encumbrances. All of the outstanding shares of the Acquired Companies have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal


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Requirement. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

                           3.4 FINANCIAL STATEMENTS

                           Seller has delivered to Buyer: unaudited consolidated
balance sheets of each Acquired Company as at December 31, 1996 and December 31, 1997 ("Balance Sheet") and the related statements of income for each of the fiscal years then ended. Such financial statements fairly present in all material respects the financial condition and the results of operations of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements. No financial statements of any Person other than the Acquired Companies to be included in the financial statements.

                           3.5 BOOKS AND RECORDS

                           The books of account, minute books, stock record
books, and other records of the Acquired Companies, all of which have been made available to Buyer, are, complete and correct and have been maintained in accordance with sound business practices. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Acquired Companies. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

                           3.6 TITLE TO PROPERTIES; ENCUMBRANCES

                           Part 3.6 of the Disclosure Letter contains a
complete and accurate list of all real property, leaseholds, or other interests therein owned by the Acquired Companies. Seller has delivered or made available to Buyer copies of the deeds and leases and other instruments by which the Acquired Companies occupy or acquired such real property and interests and such instruments are true, complete and accurate. The Acquired Companies own (with good and marketable title in the case of real property) or lease all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own or lease located in the facilities owned or operated by the Acquired Companies and reflected as owned or leased in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent


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with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter. All material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances except with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Acquired Companies, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

                           3.7 CONDITION AND SUFFICIENCY OF ASSETS

                           The buildings, plants, structures, and equipment
of the Acquired Companies are structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

                           3.8 ACCOUNTS RECEIVABLE

                           All accounts receivable of the Acquired Companies
that are reflected on the Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are, or will be as of the Closing Date, current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (which reserves are calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of such Accounts Receivable.

                           3.9 INVENTORY

                           All inventory of the Acquired Companies, whether
or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, which in no event exceeds $10,000, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the [lower of cost or net realizable value on and average cost basis.] The quantities of each item of inventory are reasonable in the present circumstances of the Acquired Companies.

                           3.10 NO UNDISCLOSED LIABILITIES

                           Except as set forth in Part 3.10 of the Disclosure
Letter, to the Acquired Companies have no liabilities or obligations of any nature (whether known or whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date thereof.

                           3.11 TAXES

                           (a) The Acquired Companies have filed or caused to be
filed (on a timely basis since December 31, 1993) all Tax Returns that are or were required to be filed by or with respect to any of them pursuant to applicable Legal Requirements. Seller has delivered to Buyer copies of, and Part
3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed by the Acquired Companies since December 31, 1993. The Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by any Acquired Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves have been provided in the Balance Sheet.

                           (b) Except as set out in Part 3.11 of the Disclosure
Schedule, no United States federal income Tax Returns of any Acquired Company subject to such Taxes have been audited by the IRS for taxable years from 1993 through 1996. Part 3.11 of the Disclosure Letter contains a complete and accurate list of any audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in
Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by any Acquired Company or any group of corporations including the Acquired Company for all taxable years since December 31, 1993, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.11 of the Disclosure Letter, no Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which the Company may be liable.

                           (c) The charges, accruals, and reserves with respect
to Taxes on the respective books of each Acquired Company are adequate and are at least equal to the Acquired Companies' liability for Taxes. There exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                           (d) All Tax Returns filed by (or that include on a
consolidated basis) any Acquired Company are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

                           3.12 NO MATERIAL ADVERSE CHANGE

                           Since the date of the Balance Sheet, there has not
been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and, no event has occurred or circumstance exists that may result in such a material adverse change.

                           3.13 EMPLOYEE BENEFITS

                           Except for group medical insurance and associated
life insurance [others], no Acquired Company (i) has contributed to any pension, profit sharing, option or other incentive plan or other type of employee benefit plan, (ii) maintains or has maintained, is or was a party to, or otherwise participates or participated in, on its own behalf or on behalf of any former employees, any pension, profit sharing, option or other incentive plan or other type of employee benefit plan, or (iii) has any obligation to, or customary arrangement with, former employees, if any, for bonuses, incentive compensation, vacation, severance pay, sick pay, sick leave, insurance, service award, relocation, disability or other benefits, whether oral or written.

                           3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
                                AUTHORIZATIONS

                           (a) Except as set forth in Part 3.14 of the
Disclosure Letter:

                                    (i) each Acquired Company is, and at all
times, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                                    (ii) no event has occurred or circumstance
exists that (with or without notice or lapse of time) in any material respect
(A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                                    (iii) no Acquired Company has received, at
any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any material Legal Requirement, or (B) any actual, alleged, possible, or potential material obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                           (b) Part 3.14 of the Disclosure Letter contains a
complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company (all of which authorizations have been delivered to Buyer). Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

                                    (i) each Acquired Company is, and at all
times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part
3.14 of the Disclosure Letter;

                                    (ii) no event has occurred or circumstance
exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in

Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

                                    (iii) no Acquired Company has received any
notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential material violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                                    (iv) all applications required to have been
filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

                           The Governmental Authorizations listed in Part
3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets except where the failure to obtain a Governmental Authorization would not result in a material adverse change to the Acquired Companies.

                           3.15 LEGAL PROCEEDINGS; ORDERS

                           (a) Except as set forth in Part 3.15 of the
Disclosure Letter, there is no pending Proceeding:

                                    (i) that has been commenced by or against
any Acquired Company that relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company; or

                                    (ii) that challenges, or that may have the
effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

                                            To the Knowledge of Seller and the
Acquired Companies, no such Proceeding as described above has been Threatened. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The

Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of any Acquired Company.

                           (b) Except as set forth in Part 3.15 of the
Disclosure Letter:

                                    (i) there is no Order to which any Acquired
Company, or any of the assets owned or used by any Acquired Company, is subject;

                                    (ii) Seller is not subject to any Order that
relates to the business of, or any of the assets owned or used by, any Acquired Company; and

                                    (iii) no officer, director, agent, or
employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

                           (c) Except as set forth in Part 3.15 of the
Disclosure Letter:

                                    (i) each Acquired Company is, and at all
times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                                    (ii) no event has occurred or circumstance
exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

                                    (iii) no Acquired Company has received any
notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

                           3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS

                           Except as set forth in Part 3.16 of the Disclosure
Letter, since the date of the Balance Sheet, the Acquired Companies have conducted their business only in the Ordinary Course of Business and there has not been any:

                           (a) change in any Acquired Company's authorized or
issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock;

grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                           (b) amendment to the Organizational Documents of any
Acquired Company;

                           (c) payment or increase by any Acquired Company of
any bonuses, salaries, distributions or other compensation to any stockholder, director, officer, or employee;

                           (d) adoption of, or increase in the payments to or
benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

                           (e) damage to or destruction or loss of any asset or
property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of any Acquired Company, taken as a whole;

                           (f) entry into, termination of, or receipt of notice
of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $10,000.

                           (g) except in the Ordinary Course of Business, sale,
lease, or other disposition of any asset or property (other than inventory in the Ordinary Course of Business) of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the intellectual property assets;

                           (h) cancellation or waiver of any claims or rights
with a value to any Acquired Company in excess of $10,000;

                           (i) material change in the accounting methods used by
any Acquired Company; or

                           (j) agreement, whether oral or written, by any
Acquired Company to do any of the foregoing.

                           3.17 CONTRACTS; NO DEFAULTS

                           (a) Part 3.17(a) of the Disclosure Letter contains a
complete and accurate list, and Seller has delivered to Buyer true and complete copies, of:

                                    (i) each Applicable Contract that involves
performance of services or delivery of goods or materials by any Acquired Company of an amount or value in excess of $15,000;

                                    (ii) each Applicable Contract that involves
performance of services or delivery of goods or materials to any Acquired Company of an amount or value in excess of $15,000;

                                    (iii) each Applicable Contract that was not
entered into in the Ordinary Course of Business and that involves expenditures or receipts of any Acquired Company in excess of $15,000;

                                    (iv) each lease, rental or occupancy
agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $15,000 and with terms of less than one year);

                                    (v) each licensing agreement or other
Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                                    (vi) each collective bargaining agreement
and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                                    (vii) each joint venture, partnership, and
other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

                                    (viii) each Applicable Contract containing
covenants that in any way purport to restrict the business activity of any Acquired Company or any Affiliate of any Acquired Company or limit the freedom of any Acquired Company or any Affiliate of any Acquired Company to engage in any line of business or to compete with any Person;

                                    (ix) each Applicable Contract providing for
payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods and sales commission arrangements for employees;

                                    (x) each power of attorney granted by any
Acquired Company that is currently effective and outstanding;

                                    (xi) each Applicable Contract entered into
other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

                                    (xii) each Applicable Contract for future
capital expenditures in excess of $15,000;

                                    (xiii) each currently effective written
warranty, guaranty, indemnity, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business;

                                    (xiv) each Contract for indebtedness of any
Acquired Company involving future aggregate payments of more than $10,000; and

                                    (xv) each amendment, supplement, and
modification (whether oral or written) in respect of any of the foregoing.

                           (b) Except as set forth in Part 3.17(b) of the
Disclosure Letter:

                                    (i) Seller (and no Related Person of the
Seller) does not have or may acquire any rights under, and Seller does not have or may become subject to, any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

                                    (ii) no officer, director, agent, employee,
consultant, or contractor of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

                           (c) Except as set forth in Part 3.17(c) of the
Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

                           (d) Except as set forth in Part 3.17(d) of the
Disclosure Letter:

                                    (i) each Acquired Company is, and at all
times has been, in full compliance with all applicable terms and requirements of each Contract under which such Acquired Company has or had any material obligation or liability or by which such Acquired Company or any of the material assets owned or used by such Acquired Company is or was bound;

                                    (ii) each other Person that has or had any
material obligation or liability under any Contract under which any Acquired Company has or had any rights is in full compliance with all material applicable terms and requirements of such Contract;

                                    (iii) no event has occurred or circumstance
exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                                    (iv) no Acquired Company has given to or
received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract.

                           (e) There are no renegotiations of, attempts to
renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Applicable Contracts with any Person and, to Seller's Knowledge, no such Person has made written demand for such renegotiation.

                           (f) the Applicable Contracts relating to the sale or
provision of products or services by the Acquired Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

                           (g) The Company has made available to Buyer true,
complete and correct copies of the Contracts required to be set forth in Part
3.17 of the Disclosure Letter.

                           3.18 INSURANCE

                           (a) Seller has made available to Buyer:

                                    (i) true and complete copies of all policies
of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company, is or has been covered at any time within the three years preceding the date of this Agreement; and

                                    (ii) true and complete copies of all pending
applications for policies of insurance.

                           (b) Part 3.18(b) of the Disclosure Letter describes:

                                    (i) any self-insurance arrangement by or
affecting any Acquired Company, including any reserves established thereunder;

                                    (ii) any contract or arrangement, other than
a policy of insurance, for the transfer or sharing of any risk by any Acquired Company; and

                                    (iii) all obligations of any Acquired
Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                           (c) All material assets, properties and risks of any
Acquired Company are, and for the past three years have been, covered by valid and, except for policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers' compensation insurance) issued in favor of any Acquired Company, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in business and operations similar to those of the Acquired Companies. There has not been any claim under any such insurance policy during the past three years that could reasonably be expected to have a material adverse effect on the Company.

                           (d) Except as set forth on Part 3.18(d) of the
Disclosure Letter:

                                    (i) Since January 1, 1993 no Acquired
Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                                    (ii) The Acquired Companies have paid all
premiums due, and have otherwise performed all of their obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

                                    (iii) The Acquired Companies have given
notice to the insurer of all claims that may be insured thereby.

                           3.19 ENVIRONMENTAL MATTERS

                           Except as set forth in part 3.19 of the disclosure
letter:

                           (a) Each Acquired Company is, and at all times has
been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Seller or any Acquired Company has any basis to expect, nor has any of them received, any actual or Threatened Order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, or any Acquired Company, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                           (b) There are no pending or, to the Knowledge of
Seller and the Acquired Companies, Threatened claims, Proceedings or Encumbrances relating to any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

                           (c) Neither Seller or any Acquired Company has any
basis to expect, nor has any of them received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                           (d) No Acquired Company has any Environmental,
Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which any Acquired Company (or any predecessor), has or had an interest.

                           (e) There are no Hazardous Materials present on or in
the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities, or incorporated into any structure therein or thereon. No Acquired Company has permitted or conducted any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest.

                           (f) There has been no Release or Threat of Release,
of any Hazardous Materials at or from the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

                           (g) Seller has delivered to Buyer true and complete
copies and results of any reports, studies, analyses, tests, or monitoring possessed by Seller or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any Acquired Company with Environmental Laws.

                           (h) There are no underground or above-ground storage
tanks, incinerators or surface impoundments at, on, or about under or within any real property operated or controlled, in whole or in part by any Acquired Company.

                           3.20 EMPLOYEES

                           (a) Part 3.20 of the Disclosure Letter contains a
complete and accurate list of the following information for each employee or director of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since December 31, 1997; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company's insurance, medical, welfare, or vacation plan, or any other employee benefit plan.

                           (b) No employee or director of any Acquired Company
is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of any Acquired Company, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Acquired Companies by any such employee or director. No director, officer, or other key employee of any Acquired Company presently intends to terminate his employment with any Acquired Company.

                           3.21 LABOR RELATIONS; COMPLIANCE

                           The Company has not been or is a party to any
collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and to Seller's Knowledge there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any Acquired Company or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. The Acquired Companies have complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

                           3.22 INTELLECTUAL PROPERTY

                           (a) No Acquired Company owns or licenses for use any
patents, trademarks, trade names, service marks, mask works or copyrights, other than the common trade law names, the common law trade names listed on 3.22 of the Disclosure Letter.

                           (b) There has not been any actual or alleged
infringement or use or misuse by any party of any Acquired Companies' trade secrets, confidential information or other intellectual property rights.

                           3.23 CERTAIN PAYMENTS

                           Neither any Acquired Company or any director,
officer, agent, or employee of any Acquired Company, or any other person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly and in violation of any Legal Requirement (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of any Acquired Company, (b) established or maintained any fund or asset that has not been recorded in the books and records of any Acquired Company.

                           3.24 DISCLOSURE

                           (a) No representation or warranty of Seller in this
Agreement and no statement in the Disclosure Letter knowingly omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                           (b) No notice given pursuant to Section 5.5 will
contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                           3.25 RELATIONSHIPS WITH RELATED PERSONS

                           Neither Seller or any Related Person of Seller or
of any Acquired Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to any Acquired Company's business. Neither Seller or any Related Person of Seller or of any Acquired Company owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that (i) has business dealings or a material financial interest in any transaction with any Acquired Company, or (ii) engages in competition with any Acquired Company with respect to any line of the products or services of any Acquired Company (a "Competing Business") in any market presently served by any Acquired Company. Except as set forth in Part 3.25 of the Disclosure Letter, neither Seller or any Related Person of Seller or of any Acquired Company is a party to any Contract with, or has any claim or right against any Acquired Company that will survive the Closing.

                           3.26 BROKERS OR FINDERS

                           Seller and its agent have incurred no obligation
or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

                           3.27 PAYABLE

                           The Acquired Companies non-current (over thirty
(30) days) payables shall not be in excess of One Hundred Seventy-Five Thousand Dollars ($175,000) at closing.

                  4.       REPRESENTATIONS AND WARRANTIES OF ACQUISITION AND
BUYER

                           Acquisition and Buyer (the "Buyer Companies")
jointly and severally represent and warrant to Seller as follows:

                           4.1 ORGANIZATION; POWER; QUALIFICATION

                    Acquisition will at the Closing Date be a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of Acquisition and Buyer has the corporate power and authority to own or lease and operate its properties to carry on its business as now being conducted, and is duly qualified and in good standing and authorized to do business as a foreign corporation in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except where the failure to so qualify would not have a material adverse effect on the Buyer and Acquisition, taken as a whole.

                           4.2 AUTHORITY

                           Each of Acquisition and Buyer has the corporate
power and has taken all necessary corporate action to authorize Acquisition or Buyer as the case may be, to execute, deliver and perform the Agreement and to consummate the transactions contemplated thereby. The execution and delivery by each of Acquisition and Buyer of this Agreement and the Employment Agreement to which each is a party constitutes the valid and legally binding obligation of Acquisition or Buyer, as the case may be, enforceable in accordance with the documents' terms, except as may be limited by bankruptcy, insolvency or other laws effecting creditors' rights generally.

                           4.3 CAPITALIZATION

                           As of the date hereof, the authorized common stock
of the Buyer consist of 50,000,000 shares of common stock, $.001 par value per share, of which 4,712,372 shares are issued and outstanding. All of the outstanding common stock of the Buyer has been duly authorized and validly issued and are fully paid and nonassessable. The shares of the Buyer's Common Stock to be delivered to Seller at Closing pursuant to Section 2.7 will be duly authorized, validly issued, fully paid and non-assessable.

                           4.4 BOOKS AND RECORDS

                           The books of account, minute books, stock record
books, and other records of the Buyer, are complete, in all material respects, and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

                           4.5 CERTAIN PROCEEDINGS

                           There is no pending Proceeding that has been
commenced against Buyer or Acquisition and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the contemplated transactions.

To Buyer's and Acquisition's knowledge, no such proceeding has been threatened.

                           4.6 BROKERS OR FINDERS

                           Buyers and Acquisition and their officers and
agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold any Acquired Company and Seller harmless from any such payment alleged to be due by or through Buyer or Acquisition as a result of the action of Buyer and Acquisition or their officers or agents.

                  5. COVENANTS OF SELLER AND ACQUIRED COMPANY PRIOR TO CLOSING DATE

                           5.1 ACCESS AND INVESTIGATION

                           Between the date of this Agreement and the Closing
Date, Seller will, and will cause each Acquired Company and their Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to the Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data pertaining to Company as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information pertaining to Company as Buyer may reasonably request.

                           5.2 OPERATION OF THE BUSINESS OF THE ACQUIRED
COMPANIES

                           Between the date of this Agreement and the Closing
Date, Seller will cause each Acquired Company to:

                           (a) conduct the business of such Acquired Company
only in the Ordinary Course of Business;

                           (b) preserve intact the current business organization
of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

                           (c) confer with Buyer concerning operational matters
of a material nature; and

                           (d) otherwise report periodically to Buyer concerning
the status of the business, operations, and finances of such Acquired Company.

                           5.3 NEGATIVE COVENANT

                           Except as otherwise expressly permitted by this
Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause each Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

                           5.4 REQUIRED APPROVALS

                           As promptly as practicable after the date of this
Agreement, Seller will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining any required consents.

                           5.5 NOTIFICATION

                           Between the date of this Agreement and the Closing
Date, Seller will promptly notify Buyer in writing if Seller become aware of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

                           5.6 NO NEGOTIATION

                           Until such time, if any, as this Agreement is
terminated pursuant to Section 10, Seller will not, and each Acquired Company will not and each of their Representatives will not directly or indirectly solicit, initiate or encourage, accept or discuss any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company. Seller or any Acquired Company will promptly notify Buyer of any such inquiries or proposals.

                           5.7 BEST EFFORTS

                           Between the date of this Agreement and the Closing
Date, Seller and each Acquired Company will use their Best Efforts to cause the conditions in Section 7 to be satisfied.

                  6.       COVENANTS OF BUYER PRIOR TO CLOSING DATE.

                           6.1 NOTIFICATION

                           Between the date of this Agreement and the Closing
Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer's or Acquisition's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement or any fact or condition that would, except as expressly contemplated by this Agreement, cause or constitute a Breach of any such representation or warranty.

                           6.2 BEST EFFORTS

                           Between the date of this Agreement and the Closing
Date, Buyer will use its Best Efforts to cause the conditions in Section 8 to be satisfied.

                  7. CONDITIONS PRECEDENT TO BUYER'S AND ACQUISITION'S OBLIGATION TO CLOSE

                    Buyer's and Acquisition's obligations to consummate the Merger and to take the other actions required to be taken by Buyer and Acquisition at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer and Acquisition, in whole or in part):

                           7.1 ACCURACY OF REPRESENTATIONS

                           All of Seller's and each Acquired Companies'
representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

                           7.2 SELLER'S PERFORMANCE

                           (a) All of the covenants and obligations that Seller
and each Acquired Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing, must have been duly performed and complied with in all material respects.

                           (b) There shall be delivered at Closing (i) the
Employment Agreement with Mandel in the form of Exhibit 7.2(b)(i) (the "Employment Agreement") executed by Mandel; (ii) the certificate executed by Seller and an officer of each Acquired Company representing to Buyer and Acquisition that Seller's and each Acquired Companies' representations and warranties in this Agreement was accurate in all material respects as to the date of this Agreement and is accurate in all material respects as of the Closing as if made on the Closing Date, and (iii) each of the other covenants and obligations in the Agreement must have been performed and complied with in all respects.

                           7.3 CONSENTS

                           Intentionally left blank.

                           7.4 ADDITIONAL DOCUMENTS

                           Each of the following documents must have been
delivered to Buyer:

                           (a) an opinion of Krage and Janvey, dated the Closing
Date, in the form of Exhibit 7.4(a);

                           (b) such other documents as Buyer or its counsel may
reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 8.4(a), (ii) evidencing the accuracy of any of Seller's and each Acquired Company's representations and warranties, (iii) evidencing the performance by Seller, each Acquired Company, or the compliance by Seller or the Company with, any covenant or obligation required to be performed or complied with by such party, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

                           7.5 NO PROCEEDINGS

                           Since the date of this Agreement, there must not
have been commenced, pending or Threatened any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

                           7.6 NO CLAIM REGARDING STOCK OWNERSHIP OR MERGER
                               PROCEEDS

                           There must not have been made or Threatened by any
Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Acquired Companies, or (b) is entitled to all or any portion of the Merger consideration.

                           7.7 NO PROHIBITION

                           Neither the consummation nor the performance of
any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

                           7.8 NO INJUNCTION

                           No preliminary or permanent injunction or other
order by any federal or state court preventing or consummation of the transactions contemplated in this Agreement has been issued and continues in effect, and this Agreement and the transactions contemplated hereby are not prohibited under any applicable federal or state law or regulation.

                           7.9 MATERIAL ADVERSE CHANGE

                           There shall have been no material adverse change
in the business, operations, prospects, financial condition or results of the Acquired Companies.

                           7.10 INITIAL PUBLIC OFFERING

                           Buyer shall have completed its initial public
offering.

                           7.11 FINANCIAL STATEMENTS

                           Seller shall deliver at least five (5) days prior
to Closing a statement of (x) the Acquired Companies' non-current payables (past thirty (30) days) and (y) the change, if any, in the Acquired Companies' working capital since December 31, 1997, in each case in form and substance satisfactory to Buyer.

                  8. CONDITIONS PRECEDENT TO SELLER'S AND THE ACQUIRED COMPANIES' OBLIGATION TO CLOSE

                           Seller's and the Acquired Companies' obligations
to consummate the Merger and to take the other actions required to be taken by Seller and the Acquired Companies at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller and the Acquired Companies, in whole or in part):

                           8.1 ACCURACY OF REPRESENTATIONS

                           All of Buyer's and Acquisition's representations
and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

                           8.2 BUYER'S AND ACQUISITION'S PERFORMANCE

                           (a) All of the covenants and obligations that Buyer
and Acquisition are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

                           (b) Buyer must have executed and delivered (i) the
Employment Agreement (ii) a certificate executed by an officer of Buyer representing to Seller that Buyer and Acquisition's representations and warranties contained in this Agreement were accurate in all material respects as to the date of this Agreement and is accurate in all material respects as of the Closing as if made on the Closing.

                           8.3 ADDITIONAL DOCUMENTS

                           Buyer and Acquisition must have caused the following
documents to be delivered to Seller:

                           (a) an opinion of Atlas, Pearlman, Trop & Borkson,
P.A., dated the Closing Date, in the form of Exhibit 8.3(a); and

                           (b) such other documents as Seller or its counsel may
reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 7.3(a), (ii) evidencing the accuracy of any representation or warranty of Buyer or Acquisition, (iii) evidencing the performance by Buyer or Acquisition of, or the compliance by Buyer or Acquisition with, any covenant or obligation required to be performed or complied with by Buyer or Acquisition, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

                           8.4 RELEASE OF GUARANTEES

                           Seller shall cause or make provision for, at or
reasonably following the Closing, the release of Cynthia and Bernard Mandel from the following guarantees: (a) Lease between BCB Specialty Companies and Aetna Life Insurance Company; (b) Equipment Lease with Primary Capital Corp.; and (c) Promissory Note to Addison National Bank, which documents are set forth on the Disclosure Schedule.

                  9.       TERMINATION

                           9.1 TERMINATION EVENTS

                           This Agreement may, by notice given prior to or at
the Closing, be terminated:

                           (a) by either Buyer and Acquisition or Seller and the
Acquired Companies if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been cured or waived;

                           (b) (i) by Buyer and Acquisition if any of the
conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller and Acquired Companies, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller and Acquired Company to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

                           (c) by mutual consent of Buyer and Acquisition and
Seller and the Acquired Companies; or

                           (d) by either Buyer and Acquisition or Seller and the
Acquired Companies if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 1998, or such later date as the parties may agree upon.

                           A party's right of termination under Section 9.1
is in addition to any other rights it may have under this Agreement or otherwise, the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement terminate, except the obligations in Section 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of a breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                  10.      INDEMNIFICATION; REMEDIES

                           10.1 SURVIVAL

                           All representations, warranties, covenants, and
obligations in this Agreement, the Disclosure Letter and any of the supplements thereto, and any other certificate or document delivered pursuant to this Agreement will survive the Closing until the eighteen (18) months from the Closing except for the representations and warranties in Sections 3.3, 3.11,
3.15 and 3.19, which shall survive for the applicable statute of limitations. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

                           10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

                           Seller will indemnify and hold harmless Buyer,
Acquisition, the Surviving Corporation, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' and other professional fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                           (a) any Breach of any representation or warranty made
by Seller in this Agreement, without giving effect to any supplement to Disclosure Letter, the Disclosure Letter and any of the supplements thereto, or any other certificate or document delivered by Seller pursuant to this Agreement;

                           (b) any Breach by Seller or any Acquired Company of
any covenant or obligation of Seller or any Acquired Company in this Agreement;

                           (c) any claim by any Person for brokerage or finder's
fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; and

                           (d) any matter disclosed in Part ____ of the
Disclosure Letter.

                           The remedies provided in this Section 10.2 will
not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

                           10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

                           Buyer will indemnify and hold harmless Seller for,
and will pay to the Seller the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' and other professional fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                           (a) any Breach of any representation or warranty made
by Buyer in this Agreement;

                           (b) any Breach by Buyer of any covenant or obligation
of Buyer in this Agreement;

                           (c) any claim by any Person for brokerage or finder's
fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

                           The remedies provided in this Section 10.3 will not
be exclusive of or limit any other remedies that may be available to Seller.

                           10.4 TIME LIMITATIONS

                           If the Closing occurs, Seller will have no liability
(for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.11, 3.15 and 3.19, unless on or before eighteen (18) months from the date of Closing, Buyer notifies Seller of a claim specifying the factual basis of that claim. A claim with respect to Section 3.3, 3.11, 3.15 and 3.19 may be made at any time prior to the applicable statute of limitations with respect to such matter.

                           If the Closing occurs, Buyer will have no liability
(for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and to comply with prior to the Closing Date, unless on or before eighteen (18) months from the date of Closing, Seller notifies Buyer of claims specifying the factual basis of that claim.

                           10.5 PROCEDURE FOR INDEMNIFICATION--THIRD PARTY
CLAIMS

                           (a) Promptly after receipt by an indemnified party
under Sections 10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

                           (b) If any Proceeding referred to in Section 10.5(a)
is brought against an indemnified party and it gives notice, unless the claim involves Taxes, to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                           (c) Notwithstanding the foregoing, if an indemnified
party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                           10.6 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

                           A claim may be asserted by notice to the party from
whom indemnification is sought.

                  11.      GENERAL PROVISIONS

                           11.1 EXPENSES

                           Except as otherwise expressly provided in this
Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants, provided Buyer shall bear the costs of the preparation of the Acquired Companies' financial statements as prepared by Grant Thornton for the period ended December 31, 1997. Furthermore, in the event the Closing does not occur as a result of Buyer's failure to complete its initial public offering or termination by Seller, pursuant to
Section 9.1(a), Buyer shall reimburse Seller up to $10,000 for Seller's legal and accounting fees. Payment shall be made with thirty days after delivery of an invoice from Seller to Buyer.

                           11.2 PUBLIC ANNOUNCEMENTS

                           Any public announcement or similar publicity with
respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Seller shall, and shall cause each Acquired Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person other than their professional advisors. Seller and Buyer will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

                           11.3 CONFIDENTIALITY


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                           (a) Between the date of this Agreement and the
Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer, Acquisition and each Acquired Company to maintain in confidence, and not use to the detriment of another party or the Company any written, oral, or other information obtained in confidence from another party or each Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings. Notwithstanding the foregoing, Buyer may disclose information about this Agreement, the Seller, or the Acquired Companies in connection with its initial public offering and any related obligations therewith.

                           (b) If the Contemplated Transactions are not
consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

                           11.4 NOTICES

                           All notices, consents, waivers, and other
communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:                       BCB Office Products Company
                              BCB Specialties Inc.
                              3706 Realty Road
                              Addison, Texas 75244
Attention:                    Bernard Mandel
Facsimile No.:                (972) 484-5973

with a copy to:               Krage & Janvey
                              2001 Bryan Tower, Suite 2700
                              Dallas, Texas 75201
Attention:                    Ralph Janvey, Esq.
Facsimile No.:                (214) 220-0230

Buyer or Acquisition:         Office Center Corporation
                              38 East 32nd Street
                              New York, New York 10015
Attention:                    Robert J. Gillon, Jr.

Facsimile No.:                (212) 686-6623

with a copy to:               Atlas, Pearlman, Trop & Borkson, P.A.
                              200 East Las Olas Boulevard, Suite 1900
                              Fort Lauderdale, Florida 33301
Attention:                    Joel D. Mayersohn, Esq.
Facsimile No.:                (954) 766-7800

                           11.5 FURTHER ASSURANCES

                           The parties agree (a) to furnish upon request to
each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

                           11.6 WAIVER

                           The rights and remedies of the parties to this
Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                           11.7 ENTIRE AGREEMENT AND MODIFICATION

                           This Agreement supersedes all prior agreements
between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Seller dated December 3, 1997) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

                           11.8 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY
RIGHTS

                           Neither party may assign any of its rights under
this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their heirs, successors and assigns.

                           11.9 SEVERABILITY

                           If any provision of this Agreement is held invalid
or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                           11.10 SECTION HEADINGS, CONSTRUCTION

                           The headings of Sections in this Agreement are
provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                           11.11 TIME OF ESSENCE

                           With regard to all dates and time periods set
forth or referred to in this Agreement, time is of the essence.

                           11.12 GOVERNING LAW

                           This Agreement will be governed by the laws of the
State of Delaware without regard to conflicts of laws principles.

                           11.13 COUNTERPARTS

                           This Agreement may be executed in one or more
counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]



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


                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                                             SELLER:

OFFICE CENTRE CORPORATION                           /s/ Bernard Mandel
                                                   --------------------------
                                                   BERNARD MANDEL
By: /s/ Robert J. Gillon, Jr.
    ----------------------------------
     Name:
     Title:
                                                   SPOUSE:

ACQUISITION:                                        /s/ Cynthia Mandel
                                                   -------------------------
                                                   CYNTHIA MANDEL

OFFICE CENTRE FORT WORTH, INC.

By: /s/ Robert J. Gillon, Jr.
    ----------------------------------
     Name: Robert J. Gillon, Jr.
     Title:

ACQUIRED COMPANY:

BCB OFFICE PRODUCTS COMPANY

By: /s/ Bernard Mandel
    ----------------------------------
     Name: Bernard Mandel
     Title: President

BCB SPECIALTIES, INC.

By: /s/ Bernard Mandel
    ----------------------------------
     Name: Bernard Mandel
     Title: President

                 BCB OFFICE PRODUCTS, INC./BCB SPECIALTIES, INC.
                    LIST OF DISCLOSURE SCHEDULES AND EXHIBITS

                                    EXHIBITS
                                    --------

Exhibit 7.2(b)(i)          Employment Agreement
Exhibit 7.4(a)             Opinion of Krage and Janvey
Exhibit 8.3 (a)            Opinion of Atlas, Pearlman, Trop & Borkson, P.A.

                                    SCHEDULES
                                    ---------

Schedule 2.7               EBITDA Calculation
Schedule 3.6               Real Property
Schedule 3.8               Accounts Receivable
Schedule 3.10              Liabilities or Obligations
Schedule 3.11              Taxes
Schedule 3.16              Absence of Certain Changes and Events
Schedule 3.17              Contracts; No Defaults
Schedule 3.18(b)           Insurance
Schedule 3.20              Employees



                  The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities Exchange Commission upon request.